Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of UBS Group AG, Credit Suisse AG and Credit Suisse (USA), Inc. of our report dated March 14, 2023, relating to the financial statements of Credit Suisse AG and its subsidiaries (the "Bank") and the Bank's effectiveness of internal control over financial reporting, which appears in Credit Suisse Group AG's and Credit Suisse AG's Annual Report on Form 20-F for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AG

Zurich, Switzerland

June 6, 2023

PricewaterhouseCoopers AG, Birchstrasse 160, Postfach, CH-8050 Zurich, Switzerland

T: +41 58 792 44 00, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.